October 25, 2021

Christina Van Tassell

Dear Christina,

I am very pleased to confirm our offer of employment with John Wiley & Sons, Inc. as EVP and Chief Financial Officer, reporting to our President and Chief Executive Officer. This offer is contingent upon a satisfactory background check and your execution of the attached Confidentiality and Proprietary Rights Agreements and Restrictive Covenants. You confirm that you have disclosed to the Company all contractual restrictions that could have any impact on your ability to commence employment with the Company and by signing this offer letter.

Your employment start date will be on or about November 22, 2021, or such other date as is mutually agreed (the “Start Date”). Your salary will be $650,000 annually. You will be eligible to participate in the Executive Annual Incentive Plan, with a target incentive equal to 100% of your base salary. Your annual incentive will not be prorated for fiscal year 2022. Payout will be based on achievement of pre-established company performance objectives and mutually agreed individual objectives, in accordance with plan provisions.
You will be eligible to receive annual equity grants under the Executive Long-Term Incentive Plan (ELTIP), with a target long-term incentive equal to 200% of your base salary. The first ELTIP grant shall be made on your Start Date. Your equity grants will not be prorated for fiscal year 2022. All grants and payouts under the ELTIP are subject to and in accordance with plan provisions.

You will receive a cash sign-on bonus of $250,000 (the “Sign on Bonus”), subject to taxes and other withholding, half payable in the payroll period following 90 days after your Start Date, and half payable in the payroll period following your first anniversary of your Start Date. Payment of your sign-on bonus is subject to continued employment at Wiley through the dates of payment. If you leave Wiley voluntarily within one year of the payment dates, you will be required to reimburse Wiley for a pro-rated portion of the sign-on bonus based on your actual employment service within the applicable one-year period. Wiley reserves the right to deduct from your last paycheck, or any payment due you at separation, any debts you owe the Company as permitted by state law.
You will receive upon hire a one-time grant of restricted share units with a value of $1.3 million (the “Sign-On RSUs”), payable in Class A shares of Wiley stock which will vest 50% on each of the first and second anniversaries of your employment Start Date and will be settled in line with the Company’s standard practices with its stock plan administrator. The grant is subject to forfeiture prior to vesting in the case of resignation, or termination with Cause, and accelerated vesting of the Sign-On RSUs in the case of death, permanent disability, termination without Cause or for Constructive Discharge or upon a Change in Control.

You will receive upon hire a grant of 20,000 premium stock options with the same terms and conditions as our other Executive Leadership Team members.

111 River Street, Hoboken, NJ 07030-5774, U.S. T +1 201 748 6000 F +1 201 748 6088 www.wiley.com

Going forward, as an executive officer, your compensation is subject to the approval of the President and CEO and the Executive Compensation and Development Committee of the Board of Directors.

All compensation is subject to withholding and payroll taxes.

You are eligible for our Executive Perquisites Program, and the details for calendar year 2021 are included in the attached document.

You will be eligible to participate in Wiley's benefits plans in accordance with Company policy.

While we look forward to a mutually beneficial relationship, your employment is "at-will." This offer letter is nota contract and does not guarantee any employment duration, terms, or conditions. Notwithstanding the foregoing, should your employment be involuntarily terminated without Cause, or if you terminate your employment due to Constructive Discharge (each as defined in the Executive Severance Plan) , you will receive as severance (in addition to any unpaid base salary earned at the date of termination, and prorated annual incentive paid at the regular time based on actual performance if active for nine months or more of the fiscal year):

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Absent a Change in Control: One month of base salary for each year of employment, subject to a minimum of 12 months and a maximum of 18 months. Continued health insurance for the number of months of the cash severance period.

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Within Twenty-Four Months of a Change in Control: Eighteen months of base salary and eighteen months of “target” annual incentive to be paid in a lump sum, full acceleration of all unvested equity awards (with performance share units vested at “target”) and Benefit Continuation for eighteen months.

In addition to the above, in the event of termination without Cause or due to Constructive Discharge, unpaid installment of the Sign-On Bonus and the Sign-On Equity shall vest and payment shall be accelerated, without any obligation to repay previously paid installments. All severance is payable under the Executive Severance Plan and is subject to your signing a release and waiver of claims and compliance with the restrictive covenants included in the attached Confidentiality and Proprietary Rights Agreements and Restrictive Covenants document, which apply as material terms of your employment in any event. For the avoidance of doubt, you will be entitled to any applicable benefits under the Executive Severance Plan, the relevant equity plan or grant agreement to the extent not covered in or greater than the benefits set forth in this letter. Further, for the avoidance of doubt, to the extent the terms of the Restrictive Covenants as modified by or as provided in the terms of the Executive Severance Plan are more favorable to you, those more favorable terms shall apply to you.

Christina, I know that you will continue to contribute significantly to the success of the Company, and I look forward to working with you.

Please sign and return this letter, and the Confidentiality and Proprietary Rights Agreements and Restrictive Covenants document, to me at dmcmahan@wiley.com.

[Signature Page Follows]

Sincerely,	Acknowledged and Agreed:

/s/ Danielle McMahan	/s/ Christina Van Tassell
Danielle McMahan	Christina Van Tassell
EVP and Chief People Officer
Date : October 26, 2021

111 River Street, Hoboken, NJ 07030-5774, U.S. T +1 201 748 6000 F +1 201 748 6088 www.wiley.com

CONFIDENTIALITY AND PROPRIETARY RIGHTS AGREEMENTS AND RESTRICTIVE COVENANTS

As a condition of your employment with John Wiley & Sons, its subsidiaries, affiliates, successors or assigns (together “Wiley” or the “Company), and in consideration of your employment with the Company and your receipt of the compensation now and hereafter paid to you by the Company, you agree to the following:

Intellectual Property and Rights

You hereby confirm that inventions, trade secrets and other work product produced by you or with your participation during the term of your employment with Wiley, in any form (collectively the “Work Product”) shall be deemed work for hire on behalf of Wiley and you agree that Wiley shall be the sole owner of the Work Product, and all underlying rights therein, in all media now known or hereinafter devised, throughout the universe and in perpetuity without any further obligations to you. If the Work Product, or any portion thereof, is deemed not to be Work for Hire, you hereby irrevocably convey, transfer and assign to Wiley, all rights, in all media now known or hereinafter devised, throughout the universe and in perpetuity, in and to the Work Product, including without limitation, all of your right, title and interest in the copyrights and patents thereto, free and clear of all liens and other encumbrances. You shall make such applications, sign such papers (including without limitation assignments), take all rightful oaths, and perform all acts as may be reasonably requested, during or after the term of your employment, with respect to evidencing ownership of the Work Product. You shall assist Wiley to obtain any registrations covering Work Product assigned hereunder to Wiley and you hereby irrevocably designate and appoint Wiley and its duly authorized officers and agents as your attorney in fact, to act for and in your behalf and stead, to execute and further the prosecution and issuance of registrations thereon with the same legal force and effect as if executed by you.

You acknowledge that the Company may from time to time create – or commission the creation of- photographs, audio-visual recordings, audio recordings, text materials and/or other works for use in connection with both internal and external Company promotional, recruitment, publicity or teaching materials and/or other Company purposes (collectively, “Company Works”). You hereby grant the Company the worldwide, perpetual, royalty-free right and release to use and/or authorize the use of your name, likeness, image, appearance and/or voice in connection with the Company Works and in any and all media now known or hereafter created including, but not limited to, print, television, radio, film and social media. You also hereby release the Company from all claims of any kind on account of such use, and you hereby waive the right to inspect and approve the use of your name, likeness, and/or voice as they may appear in Company Works.

Protection of Confidential Information

You acknowledge that during the course of employment with Wiley, you may be privy to certain confidential information which may be communicated to you verbally or in writing, relating to Wiley, its information, sales and marketing plans, financials, business plans and information, technology, products, current and potential business partners, customers or other third parties (collectively, “Third Parties”), trade secrets, trade practices, know-how, or other information which is not known to the public, which is treated as confidential by the Company, and which may include material developed by you.

111 River Street, Hoboken, NJ 07030-5774, U.S. T +1 201 748 6000 F +1 201 748 6088 www.wiley.com

You acknowledge that all such information is and shall be deemed to be “Confidential Information” belonging to Wiley or Third Parties. You agree to protect such Confidential Information from disclosure with the same degree of care that you normally use to protect your own confidential information, but not less than reasonable care, shall not divulge any such Confidential Information to anyone and shall not make use of the same without prior written consent of Wiley. All Confidential Information is and shall remain the property of Wiley (or the applicable Third Party), and you shall not acquire any rights therein. At the conclusion of your employment by Wiley, you shall promptly return all Wiley materials, including Confidential Information, in your possession and shall not retain any copies of any such material. In addition, both parties agree that this agreement is confidential and that neither of us shall disclose its contents to others without the other’s prior approval.

Business Opportunities

Should your role with Wiley expose you to business opportunities that might be attractive to Wiley as well as to others (including yourself), you agree to give Wiley consideration of any opportunity before you allow others to consider the opportunity.

Non-Compete, Non-Solicitation

During your employment with Wiley, you have and will become familiar with Wiley’s trade secrets, information related to the operations, products and services of the Wiley, and with other Confidential Information concerning Wiley, its subsidiaries, affiliates, and companies acquired by Wiley. Therefore, during your employment period and for a period of one year thereafter, you agree that you shall not directly or indirectly own any interest in, manage, control, participate in, consult with, or render services for any Competing Business.

A “Competing Business” is any person or entity that (i) conducts or is planning to conduct a business similar to and/or in competition with any Wiley business unit to which you rendered services during the two year period prior to the date at issue or (ii) creates, develops, distributes, produces, offers for sale or sells a product or service that can be used as a substitute for, or is generally intended to satisfy the same customer needs for, any one or more products or services created, developed, distributed, produced or offered for sale or sold by the Wiley business unit to which you rendered services during the two year period prior to the date at issue. In the event that you have an enterprise role at Wiley, you will be deemed to render services to all Wiley business units.

During your employment and for a period of one year thereafter, you agree that you shall not directly, or indirectly through another entity, (i) induce or attempt to induce any employee of Wiley or any affiliate to leave the employ of Wiley or such affiliate, or in any way interfere with the relationship between Wiley or any affiliate and any employee thereof, (ii) solicit, induce, recruit or hire any person who was an employee of Wiley or any affiliate during the twelve (12) months prior to your separation from employment, or (iii) induce or attempt to induce any customer, supplier, licensee, licensor, franchisee or other business relation of Wiley or any affiliate to cease doing business with Wiley or such affiliate, or in any way interfere with the relationship between any such customer, supplier, licensee, licensor, franchisee or business relation and Wiley or any affiliate (including, without limitation, making any negative statements or communications about Wiley or its affiliates).

111 River Street, Hoboken, NJ 07030-5774, U.S. T +1 201 748 6000 F +1 201 748 6088 www.wiley.com

You agree that during the term of your employment with Wiley, you will devote full time to the business of Wiley and will not engage in any activity that conflicts with your obligations to Wiley; provided however that your service on for-profit or non-profit boards is permitted with written approval of the CEO, which shall not be unreasonably withheld.

Representations

You hereby represent and warrant that: (a) you have the right to enter into this Agreement, to grant the rights granted in this Agreement and to perform fully all your obligations under this Agreement. Other than as you have disclosed to the Company, no consent of any other person or entity is necessary for you to enter into and fully perform this Agreement and you have not done and shall not do any act and have not made and shall not make any grant, assignment or agreement which shall or would likely conflict or interfere with the complete enjoyment of all of Wiley’s rights under this Agreement; (b)the material contributed by you, including without limitation, any Work Product, (i) shall not violate or infringe in any way upon the rights of others, including, without limitation, any copyright, patent, trademark or other proprietary right or the right of privacy or publicity, (ii) shall not contain any libelous, obscene or other unlawful matter, and (iii) shall not violate any applicable law.

Modification

It is the intention of the parties to make these restrictive covenants and agreements binding to the fullest extent permitted under existing applicable laws. In the event that any part of any of these restrictive covenants and agreements is determined by a court of law of competent jurisdiction to be overly broad or too long in duration or otherwise objectionable, thereby making the covenants unenforceable, the parties hereto agree, and it is their desire, that such a court shall substitute a reasonable judicial enforceable limitation in place of the offensive part of the covenant, and that as so modified the covenant shall be as fully enforceable as if set forth herein by the parties themselves in the modified form.

General

This document, those documents expressly referred to herein and other documents of even date herewith embody the complete agreement and understanding among the parties and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way. This document may be signed in one or more counterparts, each of which once signed shall be deemed to be an original. All such counterparts together shall constitute one and the same instrument.

Nothing in this Agreement shall be construed to in any way terminate, supersede, undermine, or otherwise modify the at-will status of the employment relationship between the you and the Company, pursuant to which either you or the Company may terminate the employment relationship at any time, with or without cause, with or without notice.

By	/s/ Danielle McMahan	/s/ Christina Van Tassell
	Danielle McMahan	Christina Van Tassell
EVP and Chief People Officer
Date : October 26, 2021

111 River Street, Hoboken, NJ 07030-5774, U.S. T +1 201 748 6000 F +1 201 748 6088 www.wiley.com